Exhibit 99.1

                            Explanation of Responses


(1) Warburg Pincus Private Equity VIII, L.P. is the direct record owner of 2,211,332 shares of Polypore International, Inc. Common Stock ("Common Stock"). By virtue of its position as one of two managing members of PP Holding, LLC, Warburg Pincus Private Equity VIII, L.P., may be deemed to be the beneficial owner of an additional 20,884,264 shares of Common Stock. The sole general partner of Warburg Pincus Private Equity VIII, L.P., including two related limited partnerships ("WPVIII"), is Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"). Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPVIII. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of Common Stock held by WPVIII. Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.